Exhibit 8.1

[Letterhead of Ropes & Gray LLP]

October 20, 2003

EMC Corporation

176 South Street

Hopkinton, MA 01748

Re:	Tax Opinion Regarding Merger of Eclipse Merger Corporation

with and into Legato Systems, Inc. and Subsequent Merger of

Legato Systems, Inc. into EMC Corporation

Ladies and Gentlemen:

We have acted as counsel to EMC Corporation (“EMC”) in connection with the merger (the “First Merger”) contemplated by the Agreement and Plan of Merger by and among EMC, a Massachusetts corporation, Eclipse Merger Corporation, a Delaware corporation (“Merger Sub”) and Legato Systems, Inc., a Delaware corporation (“Legato”), dated as of July 7, 2003 (the “Merger Agreement”), and the merger of Legato into EMC that is contemplated to occur immediately subsequent to the First Merger (the “Second Merger”, and together with the First Merger, the “Mergers”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

We have examined the Merger Agreement, the Registration Statement on Form S-4 and the Proxy Statement-Prospectus included therein filed with the Securities and Exchange Commission by EMC and Legato on July 31, 2003, and Amendment No. 1 to the Form S-4 filed with the Securities and Exchange Commission by EMC and Legato on September 12, 2003. We have assumed for purposes of the opinion set forth below that the First Merger will be effected in accordance with the Merger Agreement (without the waiver of any conditions to any party’s obligation to effect the Merger) and as described in the Proxy Statement/Prospectus, that the Second Merger will be effected immediately subsequent to the First Merger as part of a single integrated plan, and that both Mergers will be effected in accordance with the Massachusetts Business Corporation Law and the Delaware General Corporation Law. We have also assumed that the representation letters, dated as of the date hereof, that EMC and Legato have provided to us and to Morgan, Lewis & Bockius LLP, counsel to Legato, are true and accurate as of the date hereof and will remain true and accurate as of the Effective Time and as of the effective time of the Second Merger. In addition, we have assumed that all statements in such representation letters made “to the best knowledge” of any person or entity, or otherwise qualified, are true, correct and complete as if made without such qualification. Furthermore, we have assumed that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments, and have made such other inquiries, as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.

Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that for United States federal income tax purposes, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the discussion contained in the Proxy Statement/Prospectus under the caption “The Merger—Material United States Federal Income Tax Considerations,” subject to the limitations, qualifications and assumptions described therein, sets forth the material United States federal income tax considerations applicable to the Company’s stockholders in the Mergers.

This opinion is solely for the benefit of you and your shareholders and shall not inure to the benefit of any other person, including without limitation any successor or assign of EMC, whether by operation of law or otherwise. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the section of the Proxy Statement-Prospectus entitled “The Merger—Material United States Federal Income Tax Considerations.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP